UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSTUANT TO REGULATION A OF THE

SECURITIES ACT OF 1933

For the year ended December 31, 2020

Fisher Wallace Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11229

Delaware	84-2859247
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)
325 Rutledge Street Brooklyn, NY. 11211	800-692-4380
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Class B Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  Fisher Wallace Laboratories, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed with the Securities & Exchange Commission on September 3, 2020, as modified by any Supplements and Amendments thereto.

We have been materially and adversely affected by the COVID-19 outbreak. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report, and we are actively monitoring the global situation and its effects on our business, financial condition, liquidity, and operations. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity. However, if the pandemic continues, it may have a material adverse effect on our results of future operations, financial position, and liquidity.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our Offering Circular for our Regulation A+ offering, including, but not limited to, the sections titled "Risk Factors." The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report and the Offering Circular.

Summary

We manufacture and market transcranial alternating current stimulation (“tACS”) medical devices for the treatment of depression, anxiety and insomnia, as well as tACS wellness devices for sleep and stress management. Our flagship medical device, the Fisher Wallace Stimulator®, is cleared by the FDA in the United States and is approved for sale over-the-counter in Europe (CE-ISO) for the treatment of depression, anxiety and insomnia.

Our technology has been shown in published clinical studies to stimulate neurochemical production and lower cortisol, as well as reduce the symptoms of depression, anxiety and insomnia. Patients use the device at home for 20 minutes a day and, in clinical trials and practice, the majority of patients experience durable symptom reduction within the first week of use. The device may be safely used in conjunction with drug therapy. We are currently developing new versions of our technology that will feature new branding, industrial design and packaging.

We believe that the stress, mood and sleep therapy markets are inadequately served by drug therapy and behavioral therapy which provide low to modest efficacy at high cost and side effect rate and require significant provider administration and patient engagement. We compete with these standards of care by offering an easy-to-use, low-risk, effective and affordable treatment option that causes no known serious side effects and may be used at home.

The customer base for our devices is large and growing, and we believe that the demand for treatment alternatives to drug therapy and behavioral therapy will remain high for the foreseeable future. We sell our product primarily through our website, to which we drive customers through paid digital advertising and email marketing.

The mental health treatment demands resulting from a pandemic are well served by our technology and distribution method – specifically, an affordable, low risk treatment option that may be prescribed via telemedicine and shipped directly to a patient’s home. As a result, we believe that our product will continue to be in demand, and may experience increased demand, during and after the Covid-19 crisis.

In Nanjing Watt Electric Motors Company LTD, we engaged with a new contract manufacturer in China. We order product pursuant to purchase orders and have a written agreement with them that dictates high quality standards.

Government Regulation

The Fisher Wallace Stimulator, previously branded the Liss Cranial Stimulator, has been legally marketed in the United States since 1990 when it received 510k clearances from the United States Food & Drug Administration (the “FDA”) for the treatment of depression, anxiety and insomnia. On December 20, 2019, FDA published a Final Order on the Federal Register that required Fisher Wallace Laboratories to perform additional clinical research for each indication and submit the results to FDA by the Agency’s submission deadline in order to continue marketing the device for depression, anxiety and insomnia; additionally, the submissions could support changing the regulatory status of the device from “FDA-Cleared” to “FDA-Approved” should the Agency determine that the data met the requirements of Pre-Market Approval (“PMA”). After several submission deadline extensions granted as a result of the COVID-19 pandemic, the FDA provided an ultimate submission deadline of March 19, 2021. Fisher Wallace met this deadline and submitted new clinical data for each indication.

We expect the FDA to render one or more decisions regarding our submissions by the end of 2021. If our submissions are ultimately deemed inadequate by the FDA, we may not continue to market our device for depression, anxiety and/or insomnia in the United States and this could have a material adverse effect on our business; however, in such case, we would dedicate more resources to marketing our product in Europe where we have already obtained regulatory approval (CE/ISO) for the treatment of depression, anxiety and insomnia, and we may continue to market and sell our product in the US as a general wellness device for the management of sleep and stress.

Intellectual Property

Our flagship product, the Fisher Wallace Stimulator®, uses technology that was protected by a patent which has expired. We are developing new intellectual property, specifically, a new wearable embodiment of our technology for which we plan to file a patent application by early 2022, however, a final patent may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. We may seek additional intellectual property protection in the course of our development of new products and subsequent versions of our products. We currently own trademarks for our brands, including, Fisher Wallace Stimulator®, Circadia® and Kortex®, and their respective domain names.

Competitors and Industry

Our product primarily competes with drug therapy and behavioral therapy, but may be used in conjunction with these standards of care. Additional competitive technologies include transcranial magnetic stimulation, vagal nerve stimulation, and other forms of cranial electrotherapy stimulation.

Employees

We currently have 5 full-time employees and 1 part-time employee. We also work with many consultants and freelancers, allowing us to maintain a low full-time head-count.

Property

Our corporate headquarters is located at 325 Rutledge Street, Brooklyn, New York, where we lease 460 square feet of office space, on a month-to-month basis, in exchange for $ 2775 per month.

Legal Proceedings

In May 2020, a former consultant filed a lawsuit against us in Small Claims Court, in Orange County, California, seeking  $4,305 in unpaid fees for marketing services provided to us. We believed we these charges were fraudulent and replied to the Court on a timely basis. This claim was settled as of July, 2020. We are currently not a party to or involved in any other litigation, and our management is not aware of any other pending or threatened legal actions.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2020 (the “2020 Annual Period”), and the twelve-month period ended December 31, 2019 (the “2019 Annual Period”) should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

We were formed as a Delaware corporation on August 23, 2019, and our headquarters are located in New York, New York. Our predecessor-in-interest, Fisher-Wallace Laboratories, LLC, sold us substantially all of its assets in September 2019. We manufacture and market wearable medical devices for the treatment of depression, anxiety and insomnia. Our flagship product, the Fisher Wallace Stimulator® is currently approved in the United States, Europe, Canada, Mexico and Brazil to treat depression, anxiety and insomnia. See “Risk Factors – As a result of government regulation, we may be unable to sell our devices in the United States in the future.”

Results of Operation

Revenue

For the 2020 Annual Period our net revenue was $4,250,866 compared to $3,864,705,56 for the 2019 Annual Period.  Historically, we have derived nearly all of our sales through digital advertising and email marketing. We believe the increased sales of our product in 2020 was in part a result of increased demand for mental health treatment resulting from the pandemic.

Cost of Goods Sold

For the 2020 Annual Period, our cost of goods sold was $970,761 compared to $947,495 for the 2019 Annual Period. Inventory level in 2020 was higher by $135,191.00 and approximately 1200 devices were used for clinical studies, which is not reflected as a specific line item, at an approximate cost of $48,000. Our recent migration of contract manufacturing from the United States to China has reduced our per unit COGS by more than 50%.

Gross Margin

For the 2020 Annual Period, our gross margin was $ 3,280,105 compared to $2,917,211 for the 2019 Annual Period.

Operating Expenses

Our operating expenses consist of advertising and marketing expenses, and general and administrative expenses. Operating expenses increased significantly in 2020 as a result of the company sponsoring three clinical trials to meet FDA regulatory requirements. For the 2020 Annual Period, our operating expenses were $5,021,681 including $3,261,001 for advertising and marketing, including significant advertising required for clinical trial recruitment, and $1,760,680 for general and administrative, including research expenses. For the 2019 Annual Period, our operating expenses were $3,460,267, including $2,386,013 for advertising and marketing and $1,074,254 for general and administrative.  Clinical trial related costs included recruitment advertising, hundreds of patient interviews by board-certified psychiatrists, consultants, legal fees, and the cost of devices for each study. The research expenses paid for in 2020 were $818,474 of which $ 438,829 constituted recruitment advertising, $282,725 for the screening of clinical study subjects, and $96,920 for clinical study consulting expenses. In addition, $146,441 was spent on marketing our equity crowdfunding campaign.

Net Operating Income

Our net operating loss for the 2020 Annual Period was $1,741,576, compared to a net operating loss of $543,056, for the 2019 Annual Period. These losses largely reflect our investment in research and development, which was required to build enterprise value.

Liquidity and Capital Resources

Since our inception we have raised an aggregate of $3,097,032, through various securities offerings, which we have used for operations.   As of December 31, 2020, we had $ 674,879.04 cash and cash equivalents, compared to $339,584 as of December 31, 2019. As of March 31, 2021, we had approximately $ 380,790.10 in cash on hand. Assuming sales do not decline and our costs do not increase we have sufficient operating capital to continue our operations indefinitely.

We may incur significant additional costs in finalizing the development of our new product, and in production, marketing, sales and customer service, and intend to continue to fund our operations, in part, through funds received from our Regulation A+ offering, and additional debt and/or equity financings as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and marketing, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Debt

We have a credit card with American Express bearing interest at 18.24% per annum, with a credit limit of $175,000 a credit card with Citibank, bearing interest at 13.24% per annum, with a credit limit of $50,000 and a credit card with Capital One bearing interest at 16.99% per annum, with a credit limit of $50,000. As of December 31, 2020, the outstanding balances on the American Express card, the Citibank card and the Capital One card, were $ 25,007.10, $28,912.53, and $43,890.58, respectively.

In June 2020 we received a $310,000 unsecured loan from Shopify Capital. The loan has not specific maturity date and is repaid through the deduction of 17% of our daily revenue received on our Shopify e-commerce platform, and carries a total expense of $24,800 in fees, in addition to the payback of principle. As of December 31, 2020, there was $ 0 in principal and $ 0 in accrued interest outstanding under this loan.

In October 2020, we received a $410,000 unsecured loan from Shopify Capital. The loan has no specific maturity date and is paid back through the deduction of 17% of our daily revenue received on our Shopify e-commerce platform, and carries a total expense of $53,600 in fees, in addition to the payback of principle. As of December 31, 2020, there was $311,433 in principal and $40,486 in accrued interest outstanding under this loan.

In December 2020, we secured a loan with Clearbanc for $325,000, bearing interest at a rate of 6% per annum. There is no specific maturity date and the loan is repaid through a deduction of 20% of our daily revenue received on our Shopify e-commerce platform. As of December 31, 2020, there was $325,000 and no accrued interest due under the loan.

During 2017 and 2018, Charles A. Fisher, our chairman, chief financial officer and secretary, made $576,525 in loans to Fisher-Wallace Laboratories, LLC, our predecessor-in-interest, which loans were assumed by us as of January 1, 2020. Interest at a rate of 5% per annum commenced accruing on the loans on January 1, 2020. The loans have no set maturity dates, however, we have agreed to use 10% of the proceeds of any financings, including the proceeds of our current Regulation A+ Offering, to pay down such loans. No portion of this loan has been repaid.

Plan of Operations

Throughout the remainder of 2021, we intend to focus on completing development of, obtaining regulatory approval of and launching Version 2 of our product. The extent to which we will be able to meet these goals depends upon the funds raised in this offering.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
Kelly Roman	Chief Executive Officer and Director	47	August 2019 – Present	Full Time

Charles A. Fisher	Chief Financial Officer, Secretary and Director	64	August 2019 – Present	Full Time

There are no arrangements or understandings betweeecutive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Kelly Roman, has served as our chief executive officer and director since our inception in August 2020. As Chief Executive Officer, Mr. Roman is responsible for our strategy and execution, with a focus on advertising, email marketing, content, product development, regulatory affairs, and clinical trial strategy. Since July 2009, Mr. Roman served as the Chief Executive Officer of our predecessor organization, Fisher-Wallace Laboratories, LLC, a New York limited liability company. Mr. Roman graduated from Harvard College, and served as an award-winning executive in the digital advertising (Nielsen) and SaaS industries (Oddcast). He currently serves on the boards of two public charter high schools in New York City.

Charles A. Fisher, has served as our Chairman, Chief Financial Officer and Secretary since our inception in August 2019. As Chief Financial Officer, Mr. Fisher manages device manufacturing, inventory, office staff, public relations, financial controls, and governmental reporting. Since January 2007, Mr. Fisher has served as the manager and Chief Financial Officer of our predecessor organization, Fisher-Wallace Laboratories, LLC, a New York limited liability company. Mr. Fisher is a graduate of Harvard College, and an entrepreneur with extensive career experience in building consumer products companies.

Compensation

The table below reflects the annual compensation paid by us and our predecessor-in-interest, to our only officers and directors during the fiscal year ended December 31, 2020:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation (1)	Total Compensation
Kelly Roman 325 Rutledge Street Brooklyn, NY 11211	Chief Executive Officer and Director	$186,890	$30,459	$217,349

Charles A. Fisher 325 Rutledge Street Brooklyn, NY 11211	Chief Financial Officer, Secretary and Director	$0	$10,687	$10,687

(1)	Constitutes health insurance premiums.

The directors do not receive any compensation for their service as directors.

We are not parties to employment agreements with any of our officers and we expect to maintain the same compensation levels during 2021.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Class A Common Stock (which are our only voting securities) as of March 31, 2021, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Class A Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class
Class A Common Stock	Charles A. Fisher 325 Rutledge Street Brooklyn, NY 11211	3,900,000	(1)	0	57.9%

Class A Common Stock	Kelly Roman 325 Rutledge Street Brooklyn, NY 11211	1,380,000	(2)		20.5%

Class A Common Stock	All directors and officers as a group (2 persons)	5,280,000	(3)	0	78.4%

______________________

(1)	Class A Common Stock owned by Fisher-Wallace Laboratories, LLC, a New York limited liability company, of which Mr. Fisher holds 65% of the membership interests.

(2)	Class A Common Stock owned by Fisher-Wallace Laboratories, LLC, a New York limited liability company, of which Mr. Roman holds 23% of the membership interests.

(3)	Class A Common Stock owned by Fisher-Wallace Laboratories, LLC, a New York limited liability company, the membership interests of which are held by Messrs. Roman and Fisher, in the following respective amounts: 23% and 65%.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During 2017 and 2018, Charles A. Fisher, our chairman, chief financial officer and secretary, made various loans to Fisher-Wallace Laboratories, LLC, in the aggregate amount of $576,525, which commenced accruing interest on January 1, 2020. The most recent advance of $50,000 was made in May 2019. As of December 31, 2019, the cumulative loan balance was $576,525.00 (the “Fisher Debt”).  Pursuant to an Asset Purchase Agreement entered into in or about September 2019, Fisher-Wallace Laboratories, LLC, sold us substantially all of its assets in exchange for 5,999,999 shares of our Class A Common Stock. We assumed all of the liabilities of Fisher-Wallace Laboratories, LLC, including, the Fisher Debt. As part of the Asset Purchase Agreement, we agreed that we would use 10% of the proceeds of any future financing (excluding our recently closed Regulation CF financing, however, including the proceeds of this offering) to pay down the Fisher Debt.

No portion of this loan has been repaid to date, though interest accrued in 2020 at a rate of 5%.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

Fisher Wallace Laboratories, Inc.

(Delaware Corporation)

Consolidated Financial Statements

December 31, 2020 and 2019

INDEPENDENT AUDITOR’S REPORT

April 19, 2021

To:	Board of Directors, Fisher Wallace Laboratories, Inc.

Re:	2020-2019 Consolidated Financial Statement Audit

We have audited the accompanying consolidated financial statements of Fisher Wallace Laboratories, Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity/deficit, and cash flows for the calendar years thus ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations, shareholders’ equity/deficit and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the notes to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group, LLC

Aurora, Colorado

Fisher Wallace Laboratories, Inc.

Fisher Wallace Laboratories, Inc
FS Grouping
December 31, 2020

BALANCE SHEETS	CONSO	CONSO
	2020	2019
ASSETS
Current Assets:
Cash in banks	$695,749	$339,584
Accounts receivable	2,302	30,560
Inventories	141,900	6,709
Other current assets	13,408	14,025
Total Current Assets	853,359	390,878
TOTAL ASSETS	$853,359	$390,878

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$331,358	$76,425
Accrued expenses	37,174	-
Loans payable, net of unamortized discount	704,412	-
Other current liabilities	369	35,729
Total Current Liabilities	1,073,313	112,154

Non-Current Liabilities:
Due to related party	620,416	625,525
Loans payable, net of current portion	20,710	-
Total Non-Current Liabilities	641,126	625,525
Total Liabilities	1,714,439	737,679

Stockholders' Deficit:
Class A common stock, $0.0001 par value, 8,000,000 authorized, 6,000,000 shares issued and outstanding as of December 31, 2020 and 2019	600	600
Class B common stock, $0.0001 par, 2,200,000 and 2,000,000 authorized, 593,118 and 204,538 shares issued and outstanding as of December 31, 2020 and 2019, all respectively	59	20
Additional paid-in capital	2,027,032	658,713
Class B common stock subscriptions receivable	(127,293)	(68,388)
Accumulated deficit	(2,761,478)	(937,746)
Total Stockholders’ Deficit	(861,080)	(346,801)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$853,359	$390,878

See accompanying notes, which are an integral part of these consolidated financial statements

STATEMENTS OF OPERATIONS	As adjusted	As adjusted	Per books	Per audited FS	Variance
	2020	2019	2019	2019	2019
Net sales	$4,250,866	$3,864,706	$3,872,934	$3,864,706	$8,228
Cost of goods sold	970,761	947,495	949,633	947,495	2,138
Gross profit	3,280,105	2,917,211	2,923,301	2,917,211	6,090

Operating expenses:
Advertising and marketing	3,261,001	2,386,013	2,387,763	2,386,013	1,750
General and administrative expenses	1,411,054	1,068,617	1,062,567	1,074,254	(11,687)
Research and development	349,626	-	-	-	-
Total Operating Expenses	5,021,681	3,454,630	3,450,330	3,460,267	(9,937)

Loss from operations	(1,741,576)	(537,419)	(527,028)	(543,056)	16,028

Other income (expense):
Interest expense	(80,559)	(5,637)	(5,637)	-	(5,637)

Provision for income tax	1,597	-	-	-	-
Net Loss	$(1,823,732)	$(543,056)	$(532,665)	$(543,056)	$10,391

Weighted-average vested common stock outstanding
Basic and diluted	6,346,768	-

Net loss per share
Basic and diluted	$(0.29)	$-

FISHER WALLACE LABORATORIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’/MEMBERS’ DEFICIT

See independent auditor’s report

For the years ended December 31, 2020 and 2019

	Fisher Wallace Laboratories LLC	Fisher Wallace Laboratories, Inc
	Membership	Class A - Common Stock		Class B - Common Stock		Additional	Subscriptions	Accumulated	Total Stockholders'/ Members'
	Interest	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Deficit	Deficit
Balance as of December 31, 2018 (as audited)	$(142,100)	-	$-	-	$-	$-	$-	$-	$(142,100)
Net income (loss)	(517,063)	-	-	-	-	-	-	(25,993)	(543,056)
Conversion to corporation	659,163	6,000,000	600	-	-	169,403	-	(911,753)	(82,587)
Issuance of Class B common stock from reg CF offering	-	-	-	204,538	20	489,310	(68,388)	-	420,942
Balance at December 31, 2019	$-	6,000,000	$600	204,538	$20	$658,713	$(68,388)	$(937,746)	$(346,801)
Issuance of Class B common stock from reg CF offering	-	-	-	232,399	23	660,515	68,388	-	728,926
Issuance of Class B common stock from reg A offering	-	-	-	156,181	16	973,437	(127,293)	-	846,160
Offering costs	-	-	-	-	-	(265,633)	-	-	-265,633
Net income (loss)	-	-	-	-	-	-	-	(1,823,732)	(1,823,732)
Balance at December 31, 2020	$-	6,000,000	$600	593,118	$59	$2,027,032	$(127,293)	$(2,761,478)	$(861,080)

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
See independent auditor’s report
For the years ended December 31, 2020 and 2019

	2020	2019
Cash Flows from Operating Activities
Net loss	$(1,823,732)	$(543,056)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	-	342
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	28,258	(23,902)
(Increase)/decrease in inventories	(135,191)	13,124
(Increase)/decrease in other current assets	617	(14,025)
Increase/(decrease) in accounts payable	254,933	(47,431)
Increase/(decrease) in accrued expenses	37,174	-
Increase/(decrease) in other current liabilities	(35,360)	-
Increase/(decrease) in due to related party	(5,109)	-
Net cash used in operating activities	(1,678,410)	(614,948)

Cash Flows from Financing Activities
Proceeds from loans	1,288,182	456,600
Payments of loans	(563,060)	-
LLC asset contributions	-	(82,587)
Proceeds from issuance of class B common stock	1,575,087	420,942
Offering costs	(265,633)	-
Net cash provided by financing activities	2,034,575	794,955

Net increase in cash in banks	356,165	180,007
Cash in banks at beginning of period	339,584	159,577
Cash in banks at end of period	$695,749	$339,584

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,685	$5,637
Cash paid for income taxes	$1,597	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Fisher Wallace Laboratories Inc. (the “Company”), is a corporation formed on August 23, 2019 in the State of Delaware. Fisher Wallace Laboratories LLC (the “LLC”), a Delaware limited liability company organized on December 29, 2006 under common ownership and control as the Company. In September 2019, the LLC Company merged with the Company in an acquisition transaction, whereby the owners of the LLC Company agreed to exchange 100% of the interests in the LLC Company for 6,000,000 shares of Company’s Class A Common Stock.

The LLC Company contributed substantially all of its assets including cash, accounts receivable, inventories, intangible assets, accounts payable and other obligations to the Company. The Company began its commercial operations with the contributed net assets of LLC in November 2019. The Company’s headquarters are located in New York, NY.

The Company manufactures (through a subcontractor in New Jersey) a cranial electrotherapy stimulation device, the Fisher Wallace Stimulator, which is FDA cleared for the treatment of depression, anxiety, and insomnia. The device was invented by two electrical engineers, Saul and Bernard Liss, in the 1980’s, and has been on the market as an FDA sanctioned device since 1991. The device uses a mild form of alternating current to stimulate key neurotransmitters, including dopamine, serotonin and beta-endorphin, and also lowers cortisol, the stress hormone.

The Fisher Wallace Stimulator restores sleep and improves mood by using patented radio frequencies to gently stimulate the brain's production of serotonin, beta-endorphin, and other key neurochemicals. Multiple published studies, including studies performed at Harvard Medical School, have proven the safety and effectiveness of the device. Patients typically use the device twice a day for twenty minutes (once in the morning and once before bedtime). The device causes no serious side effects and is safe to use while taking medication.

The Fisher Wallace Stimulator is sold primarily to consumers directly by the Company, as well as to a handful of distributors. Most of the distributors are located in the US, there is one in Mexico, and several are in Europe.

The Company have a CE/ISO mark which allows it to sell in Europe and Mexico (COFAPRISE).

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Basis for Consolidation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). In accordance with ASC 805-50-45-5, for transactions between entities under common control, consolidated financial statements and financial information presented for prior periods should be retroactively adjusted to furnish comparative information. Therefore, these consolidated financial statements include all accounts of Fisher Wallace Laboratories Inc. and Fisher Wallace Laboratories, LLC. All transactions and balances between and among the aforementioned companies have been eliminated in consolidating the accounts for consolidated financial statement presentation. The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1    -  Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2    -  Include other inputs that are directly or indirectly observable in the marketplace.

Level 3    -  Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2020. The carrying amounts reported in the balance sheets approximate their fair value.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. Bank deposit accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2020 and 2019, the Company’s cash balances exceeded federally insured limits by $423,732 and $74,066, respectively.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

Accounts Receivable

The Company assesses its receivables based on historical loss patterns, aging of the receivables, and assessments of specific identifiable customer accounts considered at risk or uncollectible.  The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts.  The Company has determined an allowance on its accounts receivable is not necessary as of December 31, 2020 and 2019.

Inventories

Inventories are stated at the lower of cost or market and accounted for using the First In First Out (FIFO) method. As of December 31, 2020 and 2019, the Company’s inventory balances amounting to $141,900 and $6,709, respectively, consisted primarily of medical devices. The Company regularly evaluates inventory for possible impairment and estimate inventory market value based on several subjective assumptions including estimated future demand and market conditions, as well as other observable factors such as current sell-through of the Company's products, recent changes in product demand, global and regional economic conditions, historical experience selling through liquidation and price discounted channels, and the amount of inventory on hand. If the estimated inventory market value is less than its carrying value, the carrying value is adjusted to market value and the resulting impairment charge is recorded in costs of net revenues in the consolidated statements of operations. The Company records no impairment and obsolescence reserves against its inventory balances as of December 31, 2020 and 2019.

Patents

The Company capitalizes patent filing fees and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. Patents are amortized over the expected period to be benefited, not to exceed the patent lives, which may be as long as 17 years. The Company’s patent was acquired in 2019 from LLC in the capital contribution of the Company. While the management believes the patent to be an integral part of the Company’s commercial operation, LLC had fully amortized the asset prior to assignment.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted January 1, 2019 and retroactively applied to the periods presented. The Company generally recognizes revenues upon shipment of its products.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

Shipping and Handling

Costs incurred for shipping and handling are included in cost of revenue at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as part of sales revenue in the consolidated statements of operations.

Cost of Goods Sold

Cost of Goods Sold include the cost of stimulator, batteries, accessories and spare parts, device bags, labels, Shopify fees, strap material, PayPal fees.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

From its inception until September 2019, the Company was subject to taxation as a limited liability company, and therefore was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company have been provided for in the accompanying consolidated financial statements during that period.

For the period after the September 2019 conversion, the Company was taxed as a corporation. The Company pays Federal and State income taxes at rates of approximately 21% and 6.5%, respectively, and has used an effective blended rate of 26% to derive at deferred tax assets. The Company has a net operating loss carryforward of $1,857,860 and $34,128 as of December 31, 2020 and 2019, respectively, resulting to deferred tax asset of $485,552 and $8,919 as of December 31, 2020 and 2019, respectively. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforward before it begins to expire in 2039, the Company has recorded a full valuation allowance to reduce the deferred tax asset to zero.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

The Company files U.S. federal and state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive. As of December 31, 2020 and 2019, there were no dilutive securities outstanding. The basic and dilutive earnings or loss per share data are provided in the consolidated statement of operations.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained net losses of $1,823,732 and $543,056 for the years ended December 31, 2020 and 2019, respectively, and has accumulated deficit of $2,761,478 as of December 31, 2020. The Company has not yet generated significant revenues and has negative cash flows from operating activities of $1,678,410 and $614,948 for the years ended December 31, 2020 and 2019, respectively. In addition, the Company faces significant economic uncertainty due to the COVID-19 pandemic and associated economic slowdown.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

NOTE 4:  DEBT INSTRUMENTS

The Company’s loans payable as of December 31, 2020 consist of:

Shopify loans	$351,940
Clearbanc loan	325,000
PPP loan – current portion	27,472
Loans Payable – current portion	704,412
Noncurrent portion of PPP loan	20,710
Loans payable	$725,124

Shopify Loans

In March 2020, the Company entered into accounts receivable loan agreement with Shopify Capital, Inc. Under this agreement, the Company received $195,000 and assigned $206,700 of Company’s future receivables. The daily payment is 17% of Company’s receivables, received through the Company’s Shopify ecommerce platform. The Company repaid this loan in full and incurred $11,700 interest expense for the year ended December 31, 2020.

On June 29, 2020, the Company entered into another accounts receivable loan agreement with Shopify Capital, Inc. Under this agreement, the Company received $310,000 and assigned $334,800 of Company’s future receivables. The daily payment is 17% of Company’s receivables, received through the Company’s Shopify ecommerce platform. The loan has been fully repaid in 2020 and recognized interest expense of $24,800 for the year ended December 31, 2020.

The Company had new accounts receivable loan agreement with Shopify Capital, Inc. on October 29, 2020. Under this agreement, the Company received $410,000 and assigned $463,300 of Company’s future receivables. The daily payment is 17% of Company’s receivables, received through the Company’s Shopify ecommerce platform. The Company recorded discount on this loan amounting to $53,300, to be amortized to interest expense over the life of the loan. The Company’s SMBA and other bank accounts associated with Shopify services accounts and all personal properties are used as collateral for this loan. As of December 31, 2020, balance of this loan and unamortized discount amounted to $351,940 and $45,752, respectively. Interest expense recognized on this loan amounted to $7,548 for the year ended December 31, 2020.

Clearbanc Loan

On December 16, 2020, the Company entered into a loan agreement with Clear Finance Technology Corp. (Clearbanc), of which Clearbanc paid the Company’s bills for advertising expenses to Google and Facebook amounting to $242,346 and $82,654, respectively, for a total of $325,000. Under this agreement, the Company assigned $364,000 of Company’s future receivables which is due for payment to Clearbanc based on 20% of Company’s future receivables collected on a daily basis. The loan is not subject to any collateral. The Company recorded discount on this loan amounting to $39,000, to be amortized to interest expense over the life of the loan. As of December 31, 2020, balance of this loan and unamortized discount amounted to $325,000 and $39,000, respectively.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

PPP Loan

In May 2020, the Company obtained a Paycheck Protection Program (PPP) loan from American Express National Bank amounting to $48,182. The loan is subject to interest of 1% per annum and is payable in 18 monthly installments after a deferral of 6 months. Monthly payments are calculated on a 2-year amortization basis and the balance will be payable at its maturity date on April 21, 2022. Loan balance amounted to $48,182 as of December 31, 2020. The Company filed for loan forgiveness in accordance with the CARES Act provision and expects to receive the approval subsequent to December 31, 2020.

NOTE 5: STOCKHOLDERS’ EQUITY/(DEFICIT)

LLC Membership Interests

Through September 2019, Fisher Wallace Laboratories LLC was a limited liabilities company with its interests denoted as Class A and Class B membership units. The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

Stockholder’s Equity

On August 23, 2019, Fisher Wallace Laboratories, Inc., a Delaware corporation was formed. Fisher Wallace Laboratories, Inc. authorized 10,000,000 shares of common stock. These shares have been divided into 8,000,000 Class A Voting Common Stock, $0.0001 par value per share and 2,000,000 Class B Non-Voting Common Stock, $0.0001 par value per share.

On March 28, 2020, the Company amended its certificate of incorporation to increase its authorized common stock to 10,200,000, consisting of 8,000,000 Class A voting common stock, $0.0001 par value per share and 2,200,000 Class B non-voting common stock, $0.0001 par value per share.

As discussed in Note 1, the members of LLC Company agreed to exchange 100% of their membership interests in LL Company for 6,000,000 shares of Class A Common Stock in exchange for substantially all the assets and liabilities of LLC in September 2019. LLC owns all of Class A Common Stock of the Company, which are the only voting shares. LLC is being controlled by Charles A. Fisher, chief financial officer, secretary and a director.

During the year ended December 31, 2019, the Company executed an offering under Regulation CF through StartEngine platform and has issued 204,538 shares of Class B Common Stock in exchange for $489,330, of which $68,388 remained receivable from the subscribing shareholders as of December 31, 2019 and received during the year ended December 31, 2020. For the year ended December 31, 2020, an additional 232,399 shares of Class B Common Stock were issued for total gross proceeds of $660,515 and incurred offering costs of $149,066. The holders of Class B Common Stock issued in the Regulation CF campaign have no voting rights but are entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

On September 2, 2020, the Company undertook another stock offering under Regulation A for up to 1,610,305 shares of Class B Common Stock, plus up to 64,412 additional bonus shares, at $6.21 per share, for a maximum gross offering of $10,399,999. The Company is conducting this offering through StartEngine, who is entitled to a 7% cash commission as well as warrants to purchase up to 5% of the securities issued in the offering. As of December 31, 2020, the Company accumulated total gross proceeds of $973,437 and incurred total offering costs of $116,567 for 156,181 shares of Class B Common Stock at $6.21 per share. Committed subscriptions not yet received as of December 31, 2020 amounted to $127,293 and are recognized as subscriptions receivable in the consolidated balance sheets.

NOTE 6: RELATED PARTY TRANSACTIONS

The Company was capitalized with cash, inventory, accounts receivable, intangible assets, accounts payable and other obligations after inception from LLC in exchange for the shares of Class A Common Stock of the Company. The Company recorded these contributed assets at their verifiable book value. No goodwill or excess purchase price was allocated. Many of the most valuable assets contributed by LLC to the Company included customer lists, branding goodwill, patents and other intangibles that have no book value in these consolidated financial statements.

The Company has loans from its key employees to secure working capital amounting to $620,416 and $625,525 as of December 31, 2020 and 2019, respectively. These loans bear 5% interest per annum starting January 1, 2020 and have no fixed maturity. The Company intends to repay these loans when prudent for the long-term health of the Company. As of and for the year ended December 31, 2020, the Company recognized and accrued interest of $28,826.

NOTE 7: COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company entered into a new lease agreement with K and P Studios LLC for its office starting May 1, 2020 and on month-to-month lease for a monthly rent of $1,700.

Total rent expense recognized for the years ended December 31, 2020 and 2019 amounted to $41,008 and $68,169, respectively.

Contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

See accompanying notes, which are an integral part of these consolidated financial statements.

FISHER WALLACE LABORATORIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See independent auditor’s report

As of December 31, 2020 and 2019 and for the years then ended

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2018, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective January 1, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted the provisions of this standard in the year 2019 but did not have any impact since all leases are short-term in nature.

In October 2016, FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory”, which eliminates the exception that prohibits the recognition of current and deferred income tax effects for intra-entity transfers of assets other than inventory until the asset has been sold to an outside party. The updated guidance is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption of the update is permitted. Management believes that the adoption of ASU 2016-16 has no impact on the Company’s financial statements and disclosures.

In August 2018, the FASB issued Accounting Standards Update (ASU) 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement”, which changes the fair value measurement disclosure requirements of ASC 820. This update is effective for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years. Management does not expect the adoption of ASU 2018-13 to have a material impact on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 9: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 19, 2021, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements.

See accompanying notes, which are an integral part of these consolidated financial statements.

ITEM 8. EXHIBITS

EXHIBITS

1.1	Posting Agreement with StartEngine Crowdfunding, Inc. (1)

2.1	Certificate of Incorporation (2)

2.2	Amendment to Certificate of Incorporation (3)

2.3	Amended and Restated Bylaws (4)

4.1	Form of Subscription Agreement (5)

6.1	StartEngine Secure Services Agreement (6)

6.2	Services Agreement with StartEngine Crowdfunding, Inc. (7)

6.3	Quotation Agreement.(8)

8.1	Escrow Services Agreement (9)

11.1	Consent of IndigoSpire CPAs & Advisors (10)

12.1	Opinion of Alliance Legal Partners, Inc.for Regulatioin A+ Offering (11)

(1)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex1-1.htm
(2)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex2-1.htm
(3)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex2-2.htm
(4)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex2-3.htm
(5)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex4-1.htm
(6)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex6-1.htm
(7)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920067786/tm2018205d1_ex6-2.htm

(8)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465921026686/tm217632d1_ex6-3.htm
(9)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920087478/tm2018205d4_ex8-1.htm
(10)	Filed herewith.
(11)	Filed as an exhibit to Fisher Wallace Laboratories, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11229) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1787792/000110465920092693/tm2018205d6_ex12.htm

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, NY., on April 27, 2021.

FISHER WALLACE LABORATORIES, INC.

By:	/s/ Kelly Roman	Date: April 27, 2021
Kelly Roman, Chief Executive Officer, Principal Executive Officer and Director

By:	/s/ Charles A. Fisher	Date: April 27, 2021
Charles A. Fisher, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director